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                                                                    Exhibit 12.1

                        Hollinger Inc. and Subsidiaries
           Computation of Proforma Ratio of Earnings to Fixed Charges


                                                        Year ended          Six months ended
                                                        December 31              June 30
                                                           2002                    2003
                                                       -------------        ------------------
                                                         (in thousands of Canadian dollars)
Canadian GAAP

Fixed charges:
   Interest expense, including amortization
     of deferred financing fees                       $  139,188                $ 47,925
   Interest expense included in rent expense               8,930                   4,310
                                                      ----------                --------
                                                      $  148,118                $ 52,235
                                                      ==========                ========

Earnings (losses):
   Net earnings (loss)                                $ (106,081)               $ 30,761
   Minority interest (recovery) expense                 (124,896)                 28,822
   Income tax (recovery) expense                         124,025                  35,409
   Losses (earnings) from equity-accounted companies       1,233                   1,391
   Fixed charges                                         148,118                  52,235
   Amortization of capital interest                        1,423                     684
                                                      ----------                --------
                                                      $   43,822                $149,302
                                                      ==========                ========

Ratio of earnings to fixed charges                            --                     2.9

Deficiency of earnings to fixed charges               $ (104,296)

U.S. GAAP

Fixed charges:
   Interest expense, including amortization
     of deferred financing fees                       $  139,188
   Dividends recorded as interest under Canadian GAAP     (8,185)
   Interest expense included in rent expense               8,930
                                                      ----------
                                                      $  139,933
                                                      ==========

Earnings (losses):
   Net earnings (loss)                                $ (101,201)
   Minority interest (recovery) expense                 (136,568)
   Income tax (recovery) expense                          73,843
   Losses (earnings) from equity-accounted companies       1,233
   Fixed charges                                         139,933
   Amortization of capitalized interest                    1,423
                                                      ----------
                                                      $  (21,337)
                                                      ==========

Ratio of earnings to fixed charges                            --

Deficiency of earnings to fixed charges               $(161,270)
